Exhibit 107

Calculation of Filing Fee Table

Form F-1
(Form Type)

Telix Pharmaceuticals Limited
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(2)(3)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary Shares, no par value	Rule 457(o)	-	-	$232,058,500.00	0.0001476	$34,252.00
Fees Previously Paid	Equity	Ordinary Shares, no par value	Rule 457(o)	-	-	$100,000,000.00	0.0001476	$14,760.00
			Total Offering Amounts			$232,058,500.00		$34,252.00
			Total Fees Previously Paid					$14,760.00
			Total Fee Offsets					-
			Net Fee Due					$19,492.00

(1)
All of the ordinary shares, no par value (“Ordinary Shares”), of Telix Pharmaceuticals Limited (the “Registrant”) will be represented by American Depositary Shares (“ADSs”). Each represents the right to receive one Ordinary Share. ADSs issuable upon deposit of the Ordinary Shares registered hereby were registered under a separate registration statement on Form F-6.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(3)	Includes the aggregate offering price of additional Ordinary Shares represented by ADSs that the underwriters have the option to purchase solely to cover over-allotments, if any.